Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200976 on Form S-3 and in Registration Statements No. 333-188488, No. 333-176054, No. 333-158836, No. 333-140652 and No. 333-210996 on Form S-8 of our reports dated March 16, 2018, relating to the consolidated financial statements of National CineMedia, Inc. and subsidiary, and the effectiveness of National CineMedia, Inc. and subsidiary’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of National CineMedia, Inc. for the year ended December 28, 2017.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 16, 2018